Exhibit 99.1
NEWS RELEASE

Contacts: Gregg Piontek Senior Vice President & Chief Financial Officer Newpark Resources, Inc. gpiontek@newpark.com 281-362-6800

FOR IMMEDIATE RELEASE
NEWPARK RESOURCES APPOINTS NEW MEMBER TO BOARD OF DIRECTORS
THE WOODLANDS, TX – December 4, 2020 – Newpark Resources, Inc. (NYSE: NR) (“Newpark” or the “Company”) announced today that Michael A. Lewis has been appointed as a new member to its board of directors, effective January 1, 2021.
Mr. Lewis has over 34 years of electric operations experience, currently serving as both Interim President as well as Senior Vice President, Electric Operations of Pacific Gas & Electric Corporation (“PG&E”). In these roles, Mr. Lewis oversees all aspects of PG&E’s Electric Operations, including the company's wildfire prevention and response efforts, longer-term grid resiliency initiatives, system-wide vegetation management work and emergency preparedness and response efforts. Mr. Lewis joined PG&E in 2018 and announced in July 2020 that he plans to retire on December 31, 2020. Prior to joining PG&E, Mr. Lewis served as Duke Energy's Senior Vice President and Chief Distribution Officer, responsible for distribution operations across six states. Mr. Lewis previously served in increasingly more senior roles in electric transmission and distribution, including as Chief Transmission Officer at Duke Energy. He holds a bachelor's degree in electrical engineering from the University of Florida and an MBA from Nova Southeastern University. He attended both the Advanced Management Program at Duke University and the Finance and Accounting for Non-Financial Management Program at the University of Pennsylvania Wharton School. Additional information regarding Mr. Lewis and other members of Newpark’s Board of Directors can be found at www.newpark.com/board-of-directors/.
Mr. Lewis will also serve as a member of Newpark’s Audit Committee, Compensation Committee, and Nominating and Governance Committee.
Commenting on the appointment, Anthony J. Best, Chairman of Newpark’s Board of Directors, stated, “I am very pleased to welcome Michael to our Board of Directors. In light of the Company’s strategic focus on accelerating growth within electrical utility and industrial end-markets, his extensive career in the electric utility industry and deep knowledge of the industry’s approach to environmental sustainability provide a unique perspective to Newpark, particularly as the energy transition gains traction. Michael exemplifies the values of our Company and we look forward to benefiting from his experiences, perspectives and insights.”
Newpark Resources, Inc. is a geographically diversified supplier providing products, as well as rentals and services to a variety of industries, including oil and gas exploration, electrical transmission & distribution, pipeline, renewable energy, petrochemical, and construction industries. For more information, visit our website at www.newpark.com.
###

1